Exhibit (h)(ix)
FORM OF ETF TRANSFER AGENT SERVICING AGREEMENT
THIS ETF TRANSFER AGENT SERVICING AGREEMENT is made and effective as of ________, 20___ (this “Agreement”), by and between FMI FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).

RECITALS
WHEREAS, the Company is a series trust that consists of multiple series, of which the series listed on Exhibit A attached hereto are exchange traded funds (each a “Fund” and, collectively, the “Funds”);
WHEREAS, each Fund issues shares of common stock (“Shares”), and the Shares are created and redeemed in bundles called “Creation Units”;
WHEREAS, the Company, on behalf of the Funds, creates and redeems Shares only in Creation Units principally in kind or in cash for portfolio securities of the particular Fund (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Company’s registration statement on Form N- 1A (and as authorized under the Order of Exemption granted by the Securities and Exchange Commission);
WHEREAS, only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with Foreside Financial Services, LLC, the Funds’ Distributor (the “Distributor”), acting on behalf of the Company, are authorized to create and redeem Shares in Creation Units from the Company;
WHEREAS, the Company wishes to engage USBFS to perform certain services on behalf of the Company with respect to the creation and redemption of Shares, as the Company’s agent, namely to provide transfer agent services for Shares of each Fund, and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants;
WHEREAS, the Company has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each Fund;
WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the Company will ordinarily issue for purchase and redeem Shares only in aggregations of Shares known as Creation Units (at least 25,000 Shares) principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and
WHEREAS, the Company desires to retain USBFS as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each Fund listed on Exhibit A attached hereto (as amended from time to time).
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
2.	Services and Duties of USBFS
USBFS shall provide the following transfer agent and dividend disbursing agent services to the Company with respect to each Fund:
A.	Facilitate purchases and redemption of Creation Units;

B.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Company on behalf of the applicable Fund;
C.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Company and held by the Shareholder;
D.
Record the issuance of Shares of the Company and maintain a record of the total number of Shares of the Company which are outstanding, and, based upon data provided to it by the Company, the total number of authorized Shares.  USBFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

E.
Prepare and transmit to the Company and the Company’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to USBFS by the Company) information with respect to purchases and redemptions of Shares;

F.	On days that the Company may accept orders for purchases or redemptions, calculate and transmit to USBFS and the Company the number of outstanding Shares;

G.
On days that the Company may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to USBFS, the Company and DTC the amount of Shares purchased on such day;

H.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;
I.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
J.
Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

K.	Maintain those books and records of the Company specified by the Company and agreed upon by USBFS;
L.
Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

M.
Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Company by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Company and hold such Shares in the account of the Shareholder for each of the respective Funds;

N.
Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Company’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

O.	Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.
In addition to the services set forth above, USBFS shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Company from the Shareholder a list of DTC participants holding interests in the Global Certificate.
USBFS shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Company, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Company on and in accordance with its request.

3.	Lost Shareholder Due Diligence Searches and Servicing
The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Company as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes USBFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.
4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Company acknowledges that it had an opportunity to review and consider the written procedures provided by USBFS describing various processes  used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Company from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).
Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures, as applicable, on the Company’s behalf, as such may be amended from time to time.  It is contemplated that these Procedures will be amended from time to time by USBFS and any such amended Procedures will be provided to the Company. Should the Company desire that USBFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Company acknowledges and agrees that although it is directing USBFS to implement the Procedures on its behalf, USBFS is implementing the Procedures as a service provider to the Company and the Company is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.
The Company further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Company.  The Company has had the opportunity to discuss the Procedures with USBFS, and the Company understands and agrees which portions of the Procedures may not be implemented on behalf of the Company.  Without limitation of the foregoing, USBFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Company and the intermediary.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Company.
5.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B as are reasonably incurred by USBFS in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith.  The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.  Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.
6.	Representations and Warranties
A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)
A registration statement under the 1940 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous private offering of its shares.  In the event that the Fund determines to make a continuous public offering of shares, a registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares.

(5)
All records of the Company (including, without limitation, all shareholder and account records) provided to USBFS by the Company or by a prior transfer agent of the Company are accurate and complete and USBFS is entitled to rely on all such records in the form provided; and

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
It is duly registered as a transfer agent under Section 17A(c)(2) of the Exchange Act and it will remain so registered for the duration of this Agreement. It will as soon as reasonably possible notify the Company in the event of any material change in its status as a registered transfer agent. Notwithstanding any other provision of this Agreement, the loss or expiration of USBFS’ registration as a transfer agent will constitute a material breach of this Agreement and any cure period and/or early termination fee shall be waived.

7.	Standard of Care; Indemnification; Limitation of Liability
A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from USBFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Companies directors, officers and employees.
In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay, despite using reasonable efforts to perform under the circumstances, by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Fund, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.
Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.
B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.
D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.
8.	Data Necessary to Perform Services
The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information
A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

B.
Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Gramm-Leach-Bliley Act.  USBFS acknowledges that it has implemented appropriate measures  relating to the Company and its shareholders to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and all confidential information, protect any reasonable foreseeable threats or hazards to the security or integrity of confidential information and to ensure appropriate disposal of confidential information (collectively, the “Information Security Program”). USBFS shall promptly notify the Company of any unauthorized access to confidential information.  USBFS shall respond to the Company’s reasonable requests for information concerning USBFS’ Information Security Program and, upon request, will provide a summary of its applicable policies and procedures to the Company. USBFS shall notify the Company of any changes to the Information Security Program.

C.
The Company, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

D.
Notwithstanding anything herein to the contrary, (i) the Company shall be permitted to disclose the identity of USBFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

Notwithstanding the foregoing, USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.
11.	Compliance with Laws
A.
The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors oversight responsibility with respect thereto.

B.
USBFS maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, USBFS will provide periodic measurement reports to the Company.  Upon request of the Company, USBFS will provide to the Company in connection with any periodic annual or semi-annual shareholder report filed by a Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to USBFS’ performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, USBFS will provide to the Company a certification in connection with Rule 38a-1 under the 1940 Act.  USBFS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

C.
USBFS will furnish to the Company, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to USBFS’ policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

D.
USBFS will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Company.  USBFS will test the adequacy of its business continuity plan at least annually and upon request, the Company may participate in such test.  Upon request by the Company, USBFS will provide the Company with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts USBFS’ provision of services under this Agreement, USBFS will promptly notify the Company of the disruption and the steps being implemented under the business continuity plan.

E.
If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBFS and the Company the following provisions shall apply:

(1)
The parties agree USBFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement.  Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations.  In either case, the Company shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBFS, the transfer of Personal Data to USBFS, and the transfer of Personal Data by USBFS to third countries or regulatory organizations.

(2)
The parties further agree the Company is a “Data Controller” under GDPR and DPL, as applicable.  The Company, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

(3)
USBFS shall process the Personal Data: (i) in accordance with instructions of the Company pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBFS is subject.  In the event USBFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Company prior to processing.

(4)	The Company is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.
(5)	USBFS shall:
i.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;
ii.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;
iii.
only appoint sub-processors with the prior written consent of the Company (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

1 For the avoidance of doubt, USBFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Company hereby authorizes such use.

iv.	beyond the initial appointment, inform the Company of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Company the opportunity to object;
v.
taking into account the nature of the processing, reasonably assist the Company by appropriate technical and organizational measures, insofar as possible, to enable the Company to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

vi.
provide reasonable assistance to the Company in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBFS, and inform the Company of Personal Data breaches without undue delay;

vii.
at the written direction of the Company, delete or return all Personal Data to the Company after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

viii.
make available to the Company all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Company or its auditor; and immediately inform the Company if, in its opinion, the Company’s instructions regarding this subsection infringes on GDPR or DPL.

(6)
Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data.  Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

12.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS personnel in the establishment of books, records, and other data by such successor.  The Company shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to a conversion to a successor provider.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

The Company shall also pay any fees associated with record retention and/or tax reporting obligations that USBFS is obligated under applicable law, regulation, or rule to continue following the termination.
13.	Term of Agreement; Amendment
This Agreement shall become effective as of the date written above and will continue in effect through December 31, 20___. (“Initial Term”  This Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to the end of the Initial Term, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.
14. Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.
15. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
16. No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
17. Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18. Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19. Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn:  President
and notice to the Company shall be sent to:
FMI Funds, Inc.
100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI 53202
Attn:  CCO

With an additional notice sent to the following:
Fiduciary Management, Inc.
100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI 53202
Attn: John Brandser

20. No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.
21. Cybersecurity and Business Continuity
USBFS shall maintain a disaster recovery and business continuity plan, cybersecurity program and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon a Fund’s reasonable request, USBFS shall provide supplemental information concerning the aspects of its disaster recovery, business continuity plan and cybersecurity program that are relevant to the Fund.

22. Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date written above.

FMI FUNDS, INC. U.S. BANCORP FUND SERVICES, LLC
By:________________________________                                                           By:______________________________
Name: John S. Brandser                                                                                          Name: ______________________
Title:  President                                                                                                        Title: Senior Vice President

Exhibit A to the Transfer Agent Servicing Agreement

Separate ETF Series of FMI Funds, Inc

Name of Series

Exhibit B to the Fund Transfer Agent Servicing Agreement

Exhibit C to the Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.